Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST PUBLISHES INVESTOR DAY PRESENTATION AND PROVIDES UPDATE ON ASSET SALES AND NEW LEASING MOMENTUM

NASHVILLE, Tennessee, October 5, 2023 - Healthcare Realty Trust Incorporated (NYSE:HR) today published a presentation in advance of an investor event in Raleigh, NC on October 5, 2023. The event will include property tours and a presentation from senior management. The presentation is available at the investor relations section of the Company’s website at http://investors.healthcarerealty.com.

The Company announced the completion of $209 million of asset sales since June 2023 bringing year-to-date dispositions to $318 million. The Company affirmed its 2023 dispositions guidance of $350 to $450 million and narrowed its expected cap rate range to 6.5% to 7.0%. The Company expects to sell additional properties under contract for approximately $71 million by year-end. The Company also has properties totaling $239 million under letter of intent to sell with closings expected to be completed in fourth quarter 2023 and first quarter 2024. In aggregate, these closed and expected dispositions totaling over $600 million will enhance the quality and growth profile of the Company by increasing portfolio exposure to higher-growth, multi-tenant, on-campus medical outpatient buildings. Proceeds from these sales are expected to fund development obligations and repay floating rate debt.

Healthcare Realty signed a record volume of new leases totaling 447,000 square feet in the third quarter, improving from 376,000 in the second quarter and 240,000 in the first quarter. New leasing momentum for the legacy HTA properties was particularly strong, representing 62% of activity year-to-date, while comprising approximately one-half of the multi-tenant portfolio. New signed leases at the legacy HTA properties totaled 269,000 square feet in the third quarter, up from 244,000 in the second quarter and 150,000 in the first quarter. Occupancy is expected to be flat for the third quarter 2023, but is expected to increase in 2024 based on the new leasing described above.

“We are pleased to report positive momentum on Healthcare Realty’s top two priorities – new leasing activity and asset sales. Strong new leasing momentum in 2023, especially in the third quarter, strengthens our ability to deliver occupancy gains in 2024,” commented Todd Meredith, President and CEO. “Progress on asset sales will reduce variable rate debt, lower our leverage, and improve the quality of our portfolio.”

Healthcare Realty (NYSE: HR) is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty's portfolio includes more than 700 properties totaling over 40 million square feet concentrated in 15 growth markets.

Exhibit 99.1

Additional information regarding the Company can be found at www.healthcarerealty.com.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.